U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Ramsay                           Bruce
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   (Last)                            (First)              (Middle)

     997 Lucas Avenue
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   (Street)

    Victoria,              British Columbia, Canada         V8X 4J8
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   (City)                            (State)                (Zip)


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2.   Date of Event Requiring Statement

(Month/Day/Year)             05/08/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     N/A
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4.   Issuer Name and Ticker or Trading Symbol

     Malahat Energy Corporation/MAHT
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          CHIEF FINANCIAL OFFICER AND SECRETARY
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6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person


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

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               Table I -- Non-Derivative Securities Beneficially Owned
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

                                              3. Ownership Form:
                     2. Amount of Securities      Direct (D) or
1. Title of Security    Beneficially Owned        Indirect (I)     4. Nature of Indirect
     (Instr. 4)            (Instr. 4)              (Instr. 5)            (Instr. 4)
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     COMMON STOCK         568,628                      (D)
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     COMMON STOCK          14,891                       I              Held by Spouse
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     COMMON STOCK         297,816                       I       Held by Triple F Ventures
                                                                Ltd. of which Reporting
                                                                Person is president and a
                                                                director
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     COMMON STOCK           2,234                       I       Held by Son
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     COMMON STOCK           2,234                       I       Held by Son
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     COMMON STOCK           2,234                       I       Held by Daughter
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


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If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
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                                      N/A
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

Explanation of Responses:





     /s/  BRUCE RAMSAY                                    10/29/2001
- ---------------------------------------------           ----------------------
**   Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.